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                                                                    Exhibit 99.2

                              SUPERVISORY AGREEMENT

                                                           OTS Docket No. H-1616

     This written Supervisory Agreement ("Agreement") is made as of February 13, 2006 (the "Effective Date"), by and between FIRST KEYSTONE FINANCIAL, INC. (the "Holding Company," OTS Docket No. H-1616), a savings and loan holding company having its main office at 22 W. State Street, Media, Pennsylvania 19063-3311, which owns and controls First Keystone Bank, Media, Pennsylvania (the "Bank"), a federally chartered savings bank, and the OFFICE OF THRIFT SUPERVISION ("OTS"), a federal bank regulatory agency within the United States Department of the Treasury, acting through its Northeast Regional Director or his designee ("Regional Director") and maintaining its Northeast Regional Office at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

     WHEREAS, the OTS, pursuant to 12 U.S.C. Sections 1818 and 1467a(g), has statutory authority to require the Holding Company to take actions to correct matters of regulatory concern; and

     WHEREAS, the OTS and the Board of Directors of the Holding Company (the "Board") mutually agree that the Holding Company should take actions to address the concerns described in OTS's report of the holding company examination of First Keystone Financial, Inc. started on July 7, 2005 (the "2005 Exam Report").

     NOW THEREFORE, in consideration of the above premises and the mutual undertakings set forth herein, the parties hereto agree as follows:

I. Restrictions Relating to Dividends and Other Capital Distributions.

     (A) The Holding Company shall not, directly or indirectly, purchase or redeem any shares of its stock, or declare or pay any dividends to any holders of its equity securities, unless either -

          (1) the Holding Company is, and after completion of the proposed action would remain, in full compliance with an OTS-approved plan submitted and adopted pursuant to Section III hereof, and the Bank's capital levels after completion of the proposed action would satisfy all legal requirements; or

          (2) the Regional Director gives prior specific written approval for the action in response to a request from the Holding Company.

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Notwithstanding the forgoing, once the Holding Company achieves a debt-to-equity ratio(1) of less than 50%, the Holding Company may resume the payment of quarterly cash dividends in an amount not to exceed the lesser of the dividend rate in existence immediately prior to the Effective Date or 35% of consolidated net income (on an annualized basis); provided that the Regional Director: (i) is given no less than 10 days advance notice of the Holding Company's intent to declare a dividend and (ii) has not notified the Holding Company in writing that there are significant concerns that the payment of such dividend would significantly jeopardize the Holding Company's ability to maintain prudent levels of capital.

II. Restrictions on Incurrence of Debt.

     The Holding Company shall not, directly or indirectly, incur any debt without the prior written approval of the Regional Director. All Holding Company requests for such prior written approval shall contain, but not be limited to, a statement describing the purpose of the proposed debt, describing and analyzing the terms of the proposed debt, the planned source(s) for repayment of the proposed debt, and an analysis of the Holding Company's cash flow resources available to meet such debt repayment.

III. Plan for Enhancing Capital and Reducing Leverage.

     (A) The Holding Company shall develop and implement a written 3-year plan ("Plan") that is acceptable to the Regional Director and is designed (1) to support the Holding Company's efforts to maintain prudent levels of capital, (2) to control and reduce the Holding Company's leverage ratios,(2) and (3) to service the Holding Company's current debt without its incurrence of additional debt.

     (B) The Plan must be submitted to OTS's Northeast Regional Office within 60 days of the Effective Date, and at a minimum shall state and analyze in a format of successive calendar quarters: (1) the Bank's and the Holding Company's present and future capital needs, taking into account their respective current and projected earnings performances and risk profiles; (2) a comprehensive pro-forma cash flow projection for the Holding Company, detailing all anticipated sources and uses of

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(1)  For purposes of this Agreement, the debt-to-equity ratio shall be computed using: (i) Total Unconsolidated Debt of the Holding Company as the numerator and (ii) Consolidated Stockholders' Equity (adjusted for unrealized gains or losses) as the denominator.

(2)  See OTS Holding Company Handbook, section 300 at 300.4-300.6.


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funds; and (3) the Holding Company's intentions and plans to solicit additional common equity capital, and to take other steps, to preserve and increase its existing equity capital.

     (C) The Plan shall also require the Holding Company to prepare, on a quarterly basis, a written variance analysis ("Variance Analysis") that addresses each element of the Plan separately and in detail, and which at a minimum (1) compares how the Holding Company's actual experience during the preceding calendar quarter differed from its Plan projections for that quarter, and (2) assesses the effects and implications of those variances for the remainder of the period covered by the Plan. A copy of each Variance Analysis must be submitted to OTS within 30 days after the end of each calendar quarter.

IV. Board and Management Changes.

     The Holding Company is subject to the requirements and limitations set out in Subpart H of Part 563 of the OTS's regulations (12 C.F.R. Sections 563.550 - ..590). Without limitation on such requirements and limitations, this means, among other things, that, except as otherwise permitted by 12 C.F.R. Section 563.590, no person shall be appointed to the position of or be hired as a member of the Board or as a senior executive officer of the Holding Company unless --
(A) the Holding Company (or the individual, if appropriate) has previously filed with the OTS an appropriate and complete notice pursuant to 12 C.F.R. Part 563, Subpart H; and (B) the person's commencement of service on behalf of the Holding Company is permissible under 12 C.F.R. Section 563.585 and 12 U.S.C. Section 1831i.

V. Severance and Indemnification Payments and Agreements to Make Such Payments.

     The restrictions in 12 C.F.R. Part 359 are applicable to the Holding Company. Such restrictions concern the making of agreements (including employment agreements) with severance provisions, "golden parachute payments," and "prohibited indemnification payments." Without limitation on the generality of the foregoing, this means, inter alia, that the Holding Company shall not make or agree to make any "golden parachute payment," as that term is defined in 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359, except as may be permitted by the preceding statutory and regulatory provisions.

VI. Compliance With Agreement.

     (A) The Board and officers of the Holding Company shall take immediate action to cause the Holding Company to comply with the terms of this Agreement and thereafter shall take all actions necessary or appropriate to cause the Holding Company to continue to carry out the provisions of


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this Agreement.

     (B) Within 15 days after the Effective Date, the Board shall appoint a committee (the "Compliance Committee") comprised of 3 or more directors, the majority of whom shall be outside directors, to monitor and coordinate the Holding Company's compliance with the provisions of this Agreement. For purposes of this subsection (B), "outside directors" shall mean members of the Board who are not officers, employees, or principal stockholders of the Holding Company, its subsidiaries, or its affiliates, and who do not have any material business dealings with the Holding Company, its subsidiaries, or its affiliates.

     (C) Within 30 days after the end of each calendar quarter following the date of this Agreement (March 31, June 30, September 30, and December 31), the Compliance Committee shall submit a written progress report to the Board detailing the actions taken to comply with each provision of this Agreement and the results of those actions.

     (D) Within 15 days after its receipt from the Compliance Committee, the Board shall forward a copy of the quarterly progress report described in this subsection, with any additional comments made by the Board, to the Regional Director and shall certify in writing that each director has reviewed the report.

VII. Submission of Documents to OTS/Compliance with Plans, Policies, and Procedures.

     (A) When required by this Agreement to submit documents to OTS, the Holding Company shall submit them as follows:

The original to:

Robert C. Albanese, Regional Director
Office of Thrift Supervision
Harborside Financial Center Plaza Five
Suite 1600
Jersey City, New Jersey 07311

A copy to:

Martin J. Lavelle, Assistant Director
Office of Thrift Supervision
Harborside Financial Center Plaza Five
Suite 1600
Jersey City, New Jersey 07311

     (B) With respect to any plan, policy, or procedure that is timely filed and prepared with reasonable diligence by the Holding Company, but nevertheless requires modification to accommodate input by OTS occurring after the due date, no violation will be found to exist for so long as the Holding Company (1) makes diligent and good faith efforts to incorporate such modifications, and (2) complies with subsequent OTS direction concerning the due dates for


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implementing such modifications; provided, however, that OTS will consider whether events outside the control of the Holding Company contributed to an inability to comply with a specific commitment made in such plans, policies or procedures in determining whether a violation exists.

     (C) During the term of this Agreement, any plans, policies, and procedures that have been submitted to OTS for its approval or non-objection, and have been approved or deemed to be not objectionable by OTS, shall not be amended or rescinded without the prior written approval of the Regional Director.

VIII. Definitions.

     All technical words or terms used in this Agreement for which meanings are not specified or otherwise provided by the provisions of this Agreement shall, insofar as applicable, have meanings as defined in Chapter V of Title 12 of the Code of Federal Regulations, the Home Owners' Loan Act ("HOLA"), the Federal Deposit Insurance Act ("FDI Act"), the Federal Reserve Act ("FR Act"), and published OTS guidance (including the Examination Handbook and Memoranda). Any such technical words or terms used in this Agreement and undefined in said Code of Federal Regulations, HOLA, FDI Act, FR Act, or published OTS guidance shall have meanings that accord with the best custom and usage in the savings and loan/banking industry.

IX. Successor Statutes, Regulations, Guidance, Amendments.

     Reference in this Agreement to provisions of federal and state statutes, regulations, and published OTS guidance shall be deemed to include references to all amendments to such provisions that have been made as of the Effective Date and references to successor provisions as they become applicable.

X. Time Limits.

     Time limitations for compliance with the terms of this Agreement run from the Effective Date, unless otherwise noted.

XI. Rules of Interpretation.

     (A) Nothing in this Agreement shall be construed as allowing the Holding Company to violate any law, rule, regulation, or policy statement to which it is subject.


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     (B) The paragraph headings herein are for convenience only and shall not affect the construction hereof.

     (C) In case any provision in this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless OTS determines otherwise in the exercise of its discretion.

XII. Integration Clause; Relationship to Other Regulatory Actions.

     This Agreement represents, as of the Effective Date, the final written agreement of the parties with respect to the subject matter hereof and constitutes the sole agreement of the parties, as of the Effective Date.

XIII. Successors In Interest/Benefit.

     The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors in interest. Nothing in this Agreement, expressed or implied, shall give to any person or entity, other than the parties hereto, the Federal Deposit Insurance Corporation, and their successors hereunder, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

XIV. Enforceability of Agreement; Director Attestation.

     The Holding Company represents and warrants that this Agreement has been duly authorized, executed, and delivered, and constitutes, in accordance with its terms, a valid and binding agreement of the Holding Company. Each director signing this Agreement at Appendix A hereto attests, by such act, that she or he, as the case may be, voted in favor of the Board resolutions (copies submitted to the OTS) authorizing the execution of this Agreement by the Holding Company.

XV. Effective Date; Duration; Termination or Suspension of Agreement.

     This Agreement shall be effective and enforceable as of the Effective Date, which appears on the first page of this Agreement. This Agreement shall remain in effect until terminated, modified, or suspended in writing by OTS, acting by and through its Regional Director or other authorized representatives. OTS may suspend any or all provisions of this Agreement by providing written notice of such action to the Holding Company.


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XVI. No Bar or Estoppel.

     The provisions of this Agreement shall not bar, estop, or otherwise prevent OTS from taking any other action (including, without limitation, any type of supervisory, enforcement, or resolution action) affecting the Holding Company or any of its current or former institution-affiliated parties.

XVII. Statutory Basis for Agreement.

     This Agreement is a "written agreement" for purposes of section 8 of the FDI Act, 12 U.S.C. Section 1818.

XVIII. Counterparts.

     This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument.

[Remainder of this page intentionally left blank]


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IN WITNESS WHEREOF, the parties hereby execute this Agreement.

FIRST KEYSTONE FINANCIAL, INC.          OFFICE OF THRIFT SUPERVISION


By: /s/ Thomas M. Kelly                 By: /s/ Robert C. Albanese
    ---------------------------------       ------------------------------------
    Thomas M. Kelly                         Robert C. Albanese
    President & Chief Executive             Regional Director, Northeast Region
    Officer

Date: February 13, 2006                Date: The Effective Date shown on page 1


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                       APPENDIX A TO SUPERVISORY AGREEMENT

     The undersigned individuals, each being a director of FIRST KEYSTONE FINANCIAL, INC., acknowledge that each, following his/her review and consideration of the foregoing Agreement, has voted in favor of the Board resolutions authorizing the Holding Company to execute the foregoing Agreement and to perform the responsibilities required by the Agreement.

/s/ Edward Calderoni                    /s/ Jerry A. Naessens
-------------------------------------   ----------------------------------------
Edward Calderoni                        Jerry A. Naessens


/s/ Donald S. Guthrie                   /s/ William J. O'Donnell
-------------------------------------   ----------------------------------------
Donald S. Guthrie                        William J. O'Donnell


/s/ Edmund Jones                        /s/ Bruce C. Hendrixson
-------------------------------------   ----------------------------------------
Edmund Jones                            Bruce C. Hendrixson


/s/ Thomas M. Kelly                     /s/ Donald G. Hosier, Jr.
-------------------------------------   ----------------------------------------
Thomas M. Kelly                         Donald G. Hosier, Jr.


/s/ Marshall J. Soss
-------------------------------------
Marshall J. Soss


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